Exhibit (d)(59)

AMENDMENT NO. 1 TO SUB-ADVISORY AGREEMENT

This Amendment No. 1 dated as of January 1, 2012, to the Sub-Advisory Agreement (this “Agreement”) dated August 3, 2007, by and among Northern Trust Investments, Inc. and The Northern Trust Company of Connecticut (together, the “Advisers”), and Jennison Associates, LLC (the “Sub-Adviser”). All capitalized terms shall have the meaning set forth in the Agreement.

The Agreement by and between the Advisers and the Sub-Adviser is hereby amended as follows:

(1)	Appendix A is hereby deleted in its entirety and replaced with Appendix A attached hereto.

(2)	All provisions of the Agreement, except those expressly amended herein, are hereby confirmed and ratified in all respects.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 to the Agreement as of the day and year first above written.

Signed for on behalf of		Signed for on behalf of
The Northern Trust Company of Connecticut		Jennison Associates, LLC

By:	/s/ Patrick Herrington	By:	/s/ Mehdi Mahmud
	Name: Patrick Herrington		Name: Mehdi Mahmud
	Title: Chief Operating Officer		Title: Chief Executive Officer

Signed for on behalf of
Northern Trust Investments, Inc.

By:	/s/ Eric Schweitzer
Name: Eric Schweitzer
Title: Senior Vice President

Appendix A

Sub-Advisory Fees

As full compensation for the services and the expenses assumed by the Sub-Adviser pursuant to this Agreement, the Advisers shall pay the Sub-Adviser a fee at the annual rate of [Material Redacted Pursuant to an Exemptive Order Issued by the U.S. Securities and Exchange Commission].

Such compensation will be computed based on net assets on each day and will be payable monthly in arrears.